                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            US AIRWAYS GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 20, 1998
                               WASHINGTON, D.C.

                               ----------------

                                                                 March 31, 1998

To the Stockholders of
 US Airways Group, Inc.

  The 1998 annual meeting of stockholders of US Airways Group, Inc. (the "Company") will be held at the Capitol Hilton Hotel, 16th and K Streets, N.W., Washington, D.C. on May 20, 1998 at 9:30 a.m. local time, to consider and act on the following matters:

    1. The election of 11 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

    2. Ratification of the selection of auditors of the Company for fiscal year 1998 (Item No. 2).

    3. Approval of an amendment to the Company's 1996 Stock Incentive Plan to make available for grant an additional 2,000,000 shares of Common Stock (Item No. 3).

    4. Consideration of two stockholder proposals as described in the accompanying Proxy Statement (Item Nos. 4 and 5).

    5. The transaction of such other business as may properly come before the meeting.

  Eligible stockholders of record at the close of business on March 25, 1998 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                              Michelle V. Bryan
                                                  Secretary

  IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            US AIRWAYS GROUP, INC.
                              2345 CRYSTAL DRIVE
                           ARLINGTON, VIRGINIA 22227

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 20, 1998

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of US Airways Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Washington, D.C. on May 20, 1998. Enclosed with this Proxy Statement is a notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is March 31, 1998.

  Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

  Stockholders of record at the close of business on March 25, 1998 (the "Record Date") are entitled to vote at the meeting. On March 25, 1998 the Company had outstanding 101,047,819 shares of Common Stock. Each share of Common Stock is entitled to one vote, except as set forth below. From time to time, the voting power of the Common Stock may be limited by then applicable U.S. statutory and U.S. Department of Transportation regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the Company does not believe that Foreign Ownership Restrictions limit the voting power of any Common Stock and the Company expects that the holders thereof will be entitled to their full voting power at the annual meeting.

REQUIRED VOTES

  The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required (i) to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1998 (Item No. 2), (ii) to approve the increase in the number of shares of Common Stock available under the Company's 1996 Stock Incentive Plan (Item No. 3), and (iii) to approve each of the stockholder proposals (Items Nos. 4 and 5). Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. With respect to Items No. 2 and No. 3, broker non-votes will be treated as votes against the proposal. With respect to Items No. 4 and 5, however, broker non-votes will be deemed shares of stock not entitled to vote on such proposals and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock beneficially owned by all directors, nominees for director and executive officers of the Company (or its principal operating subsidiary US Airways, Inc. ("US Airways")) as of January 31, 1998. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                 NUMBER OF       PERCENT OF
       OWNER                                      SHARES          CLASS(1)
       -----                                     ---------       ----------
DIRECTORS AND NOMINEES FOR DIRECTOR
 Mathias J. DeVito............................       2,200(2)
 Rakesh Gangwal...............................     810,000(3)
 George J. W. Goodman.........................       1,998(2)
 John W. Harris...............................       2,500(2)(4)
 Edward A. Horrigan, Jr.......................       2,000(2)
 Robert L. Johnson............................           0
 Robert LeBuhn................................       9,500(2)
 John G. Medlin, Jr...........................       3,500(2)
 Hanne M. Merriman............................       3,000(2)
 Raymond W. Smith.............................       2,000(2)
 Stephen M. Wolf..............................   1,555,000(5)       1.7%
EXECUTIVE OFFICERS
 John W. Harper...............................      10,888(6)
 John R. Long III.............................      98,052(7)
 Lawrence M. Nagin............................     194,000(8)
16 directors, nominees for director and execu-
tive officers of the Company as a group........  2,741,732(9)       3.0%

--------
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and are based on shares of Common Stock outstanding on January 31, 1998.
 (2) These holdings include 1,500 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options.
 (3) The listing of Mr. Gangwal's holding includes 237,450 shares of Common Stock which are subject to certain restrictions ("Restricted Stock") and 510,000 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options.
 (4) The listing of Mr. Harris' holding includes 600 shares of Common Stock for which he has shared voting and dispositive power.
 (5) The listing of Mr. Wolf's holding includes 271,121 shares of Restricted Stock and 1,150,000 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options.
 (6) The listing of Mr. Harper's holding includes 7,000 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options.
 (7) The listing of Mr. Long's holding includes 69,000 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options and 7,000 shares of Restricted Stock.
 (8) The listing of Mr. Nagin's holding includes 37,831 shares of Restricted Stock and 144,000 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options.
 (9) The listing of all directors', nominees' and officers' holdings includes 1,909,000 shares of Common Stock issuable within 60 days of January 31, 1998 upon exercise of stock options and 569,402 shares of Restricted Stock.

Set forth below are the number of options and units of phantom stock of the Company ("Deferred Stock Units") held by each director and nominee for director pursuant to the director compensation programs. See "Compensation of Directors" below. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.

                                             NUMBER OF       NUMBER OF DIRECTOR
   OWNER                                DEFERRED STOCK UNITS  STOCK OPTIONS(1)
   -----                                -------------------- ------------------
   DIRECTORS AND NOMINEES FOR DIRECTOR
      Mathias J. DeVito................       9,069.29             3,000
      Rakesh Gangwal...................         -0-                 -0-
      George J. W. Goodman.............       9,069.29             3,000
      John W. Harris...................       2,325.49             3,000
      Edward A. Horrigan, Jr...........       9,640.53             3,000
      Robert L. Johnson................         -0-                 -0-
      Robert LeBuhn....................       8,111.38             3,000
      John G. Medlin, Jr...............       8,185.42             3,000
      Hanne M. Merriman................       5,239.13             3,000
      Raymond W. Smith.................       3,695.78             3,000
      Stephen M. Wolf..................         -0-                 -0-

--------
(1) The holding for each director (other than Messrs. Gangwal, Johnson and Wolf) includes 1,500 shares of Common Stock issuable within 60 days of January 31, 1998 upon the exercise of stock options. These options are also reflected in the Beneficial Security Ownership table on page 2.

  The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of March 25, 1998, more than 5% of its Common Stock are listed below:

                                                                  PERCENT
                    NAME AND ADDRESS         AMOUNT AND NATURE       OF
     TITLE OF CLASS OF BENEFICIAL OWNER   OF BENEFICIAL OWNERSHIP CLASS(1)
     -------------- -------------------   ----------------------- --------
     Common Stock   Morgan Stanley              5,077,283(2)         5.0%
                    Dean Witter
                    Discover & Co.
                    1585 Broadway
                    New York, New
                    York 10036
     Common Stock   Berkshire                   9,239,938(3)         9.1%
                    Hathaway, Inc.
                    1440 Kiewit
                    Plaza
                    Omaha, Nebraska
                    68131
     Common Stock   Tiger Management           16,334,900(4)        16.2%
                    LLC
                    Tiger
                    Performance LLC
                    101 Park Avenue
                    New York, New
                    York 10178

--------
(1) Represents percent of class of stock outstanding on March 25, 1998.
(2) As set forth in a Schedule 13G, dated February 12, 1998, as of December 31, 1997.
(3) Based upon the conversion of US Airways Group, Inc. Series H Senior Cumulative Convertible Preferred Stock into Common Stock on March 12, 1998.
(4) As set forth in a Schedule 13G, dated February 13, 1998, as of December 31, 1997.

                      ELECTION OF DIRECTORS (ITEM NO. 1)

  Pursuant to the by-laws of the Company, the Board of Directors shall consist of 11 members. Each of the nominees listed below is currently a director of the Company. Each of the nominees listed below other than Robert L. Johnson, was elected in 1997 by the stockholders of the Company. Mr. Johnson was elected by the Board of Directors in January, 1998. Each director of the Company is also a director of the Company's principal operating subsidiary, US Airways. Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years.

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
Mathias J. DeVito, 67... Mr. DeVito is Chairman Emeritus of the Board and   1981
                         Chairman of the Executive Committee of The Rouse
                         Company (real estate development and manage-
                         ment). He also serves as a Director of First
                         Maryland Bancorp and subsidiaries of The Rouse
                         Company. He is a member of the Board of the
                         Maryland Institute, College of Art, the Empower
                         Baltimore Management Corporation and former
                         Chairman of the Greater Baltimore Committee. Mr.
                         DeVito is Chairman of the Human Resources Com-
                         mittee and a member of the Executive and Nomi-
                         nating Committees of the Board of
                         Directors.

Rakesh Gangwal, 44...... Mr. Gangwal became President and Chief Operating   1996
                         Officer of the Company and US Airways on Febru-
                         ary 19, 1996. Prior thereto, Mr. Gangwal had
                         served as Executive Vice President--Planning and
                         Development of Air France since November 1994.
                         Mr. Gangwal previously served in a variety of
                         management roles at United Air Lines over an
                         eleven-year period, culminating in the role of
                         Senior Vice President--Planning.

George J. W. Goodman,
 67..................... Mr. Goodman is President of Continental Fideli-    1978
                         ty, Inc., which provides editorial and invest-
                         ment services. He is the author of a number of
                         books and articles on finance and economics un-
                         der the pen name "Adam Smith" and is the host of
                         a television series of that name seen on public
                         broadcasting stations in the U.S. and on other
                         networks abroad. He is a Director of Cambrex
                         Corporation and of New England Life. Mr. Goodman
                         also serves as a member of the Advisory Commit-
                         tee of the Center for International Relations at
                         Princeton University, and is a Life Trustee of
                         the Urban Institute. He is a member of the Human
                         Resources and Safety Committees of the Board of
                         Directors.

John W. Harris, 50...... Mr. Harris is President of The Harris Group        1991
                         (real estate development). From 1972 through
                         1991, he was President of The Bissell Companies,
                         Inc. (real estate development). He is a Director
                         of Piedmont Natural Gas and Virginia Power Com-
                         panies. Mr. Harris is former Chairman of the
                         Greater Charlotte Chamber of Commerce, former
                         Chairman of the Board of Trustees of the Univer-
                         sity of North Carolina and he serves on the
                         boards of several community service organiza-
                         tions. He is Chairman of the Safety Committee
                         and a member of the Human Resources Committees
                         of the Board of Directors.

                                                                           SERVED AS
                                                                           DIRECTOR
                                                                             SINCE
                                                                           ---------
Edward A. Horrigan, Jr.,
 68.....................  Mr. Horrigan is the retired Vice Chairman of the   1987
                          Board of RJR Nabisco, Inc. and retired Chairman
                          and Chief Executive Officer of R. J. Reynolds
                          Tobacco Company, Winston-Salem, North Carolina
                          (consumer products). He is also the former
                          Chairman and CEO of Liggett Group (consumer
                          products). He is a Director of The Haggai Foun-
                          dation. Mr. Horrigan is a member of the Audit
                          and Safety Committees of the Board of Directors.

Robert L. Johnson, 51...  Mr. Johnson is the Chairman and Chief Executive    1998
                          Officer of BET Holdings, Inc. (media-entertain-
                          ment holding company). Mr. Johnson also serves
                          as a Director of the Hilton Hotels Corporation,
                          The United Negro College Fund, the National Ca-
                          ble Television Association--Academy of Cable
                          Programming, the American Film Institute, and
                          the Advertising Council. He is a member of the
                          Audit and Nominating Committees of the Board of
                          Directors.

Robert LeBuhn, 65.......  Mr. LeBuhn was the Chairman of Investor Interna-   1966
                          tional (U.S.), Inc. (investments) until his re-
                          tirement in December 1994. He is now a private
                          investor and is a Director of Acceptance Insur-
                          ance Companies, Cambrex Corporation and Enzon,
                          Inc. He is Trustee and President of the Geral-
                          dine R. Dodge Foundation, Morristown, New Jersey
                          and is a member of the New York Society of Secu-
                          rity Analysts. He is a member of the Audit, Ex-
                          ecutive and Nominating Committees of the Board
                          of Directors.

John G. Medlin, Jr., 64.  Mr. Medlin is Chairman of the Board and, until     1987
                          December 31, 1993, was Chief Executive Officer
                          of Wachovia Corporation (bank holding company).
                          Mr. Medlin serves as Chairman of the Commission
                          for the Future of Justice and Courts in North
                          Carolina, as a trustee of The Duke Endowment,
                          the Kenan Institute for the Arts, the National
                          Humanities Center, Wake Forest University and
                          the Winston-Salem Foundation. Mr. Medlin also
                          serves as a Director of Wake Forest University
                          Baptist Hospital Medical Center, BellSouth Cor-
                          poration, Burlington Industries, Inc., Media
                          General, Inc., National Service Industries,
                          Inc., RJR Nabisco Holdings Corp. and Nabisco
                          Holdings Corp. He is Chairman of the Nominating
                          Committee and a member of the Executive and Hu-
                          man Resources Committees of the Board of Direc-
                          tors.

Hanne M. Merriman, 56...  Mrs. Merriman is the Principal in Hanne Merriman   1985
                          Associates (retail business consultants). Mrs.
                          Merriman is a Director of Ameren Corporation,
                          Central Illinois Public

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
                         Service Company, State Farm Mutual Automobile
                         Insurance Company, The Rouse Company, Ann Taylor
                         Stores Corporation, T. Rowe Price Mutual Funds,
                         and Finlay Enterprises, Inc. She is a member of
                         the National Women's Forum and a Trustee of The
                         American-Scandinavian Foundation. She was a mem-
                         ber of the Board of Directors of the Federal Re-
                         serve Bank of Richmond, Virginia from 1984-1990
                         and served as Chairman in 1989-1990. Mrs. Merri-
                         man is Chairman of the Audit Committee and is a
                         member of the Executive and Safety Committees of
                         the Board of Directors.

Raymond W. Smith, 60.... Mr. Smith is Chairman of the Board and Chief Ex-   1990
                         ecutive Officer of Bell Atlantic Corporation,
                         which is engaged principally in the telecommuni-
                         cations business and is one of the seven re-
                         gional companies formed as a result of the di-
                         vestiture of the Bell System. Previously, Mr.
                         Smith had served as Vice Chairman and President
                         of Bell Atlantic and Chairman of The Bell Tele-
                         phone Company of Pennsylvania. He is a member of
                         the Board of Directors of First Union Corpora-
                         tion, CBS Corporation, a trustee of the Carnegie
                         Mellon University and is active in many civic
                         and cultural organizations. He is a member of
                         the Human Resources and Nominating Committees of
                         the Board of Directors.

Stephen M. Wolf, 56..... Mr. Wolf is Chairman of the Board of Directors     1996
                         and Chief Executive Officer of the Company and
                         US Airways and was elected to those positions in
                         January 1996. Immediately prior to joining US
                         Airways, Mr. Wolf was a senior advisor to the
                         investment bank Lazard Freres & Co. Mr. Wolf was
                         Chairman and Chief Executive Officer of UAL Cor-
                         poration and United Air Lines, Inc. from Decem-
                         ber 1987 until July 1994. Mr. Wolf is a Director
                         of Philip Morris Companies, R.R. Donnelley &
                         Sons Co., The Brookings Institution, Georgetown
                         University and the Alzheimer's Disease and Re-
                         lated Disorders Association. Mr. Wolf is also
                         Chairman of the Executive Committee.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company held 18 meetings in 1997. The Board of Directors has established the following standing committees: Audit Committee, Executive Committee, Human Resources Committee, Nominating Committee and Safety Committee. During 1997, the Audit Committee held seven meetings, the Executive Committee held two meetings, the Human Resources Committee held eight meetings, the Nominating Committee held three meetings, and the Safety Committee held two meetings.

  The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of Directors the appointment of independent public accountants,
(3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

  The Human Resources Committee determines the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Human Resources Committee makes recommendations to the Board of Directors concerning the levels of compensation and benefits for the Chief Executive Officer.

  The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

  During 1997, each of the incumbent directors seeking reelection attended 75 percent or more of the meetings of the Board of Directors and of the committees on which the director served.

COMPENSATION OF DIRECTORS

  The annual retainer and meeting fee payable to directors in 1997 were $22,000 and $1,000, respectively, payable to non-employee directors. Mr. DeVito, Chairman of the Human Resources Committee, Mrs. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. Harris, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Messrs. Wolf and Gangwal receive salaries in their capacities as officers of US Airways and receive no additional compensation as directors of the Company and US Airways.

  Effective in May 1996, the compensation for non-employee directors was changed from cash compensation plus retirement income to cash and stock compensation. Each year active directors receive a grant of 1,500 stock options and 500 Deferred Stock Units, both of which vest on the earlier of the completion of their term of office or one year after grant. Using stock based compensation for directors is intended to more closely align directors' financial interests with that of shareholders of the Company. Additionally, effective December 31, 1995 the Retirement Plan for Outside Directors of USAir Group, Inc. was terminated and the value of the accrued benefits for past service was converted into Deferred Stock Units based on the average price of the stock in the month of December 1995.

  Each director, director's spouse and the director's dependent children are provided transportation on US Airways and reimbursement for federal income taxes incurred thereon. Additionally, these benefits are provided for retired directors to the extent that the director retires at age 70 with at least five years of service on the Board, or if retiring earlier, has served on the Board of Directors at least ten years. During 1997, non-employee directors received the following benefits under this program:

                                                                     VALUE OF
                                                                  TRANSPORTATION
DIRECTOR(1)                                                          BENEFITS
-----------                                                       --------------
Mathias J. DeVito................................................    $ 6,016
George J. W. Goodman.............................................    $ 4,097
John W. Harris...................................................    $16,639
Edward A. Horrigan, Jr. .........................................    $10,213
Robert L. Johnson................................................        -0-
Robert LeBuhn....................................................    $22,241
John G. Medlin, Jr. .............................................    $ 1,463
Hanne M. Merriman................................................    $16,323
Raymond W. Smith.................................................        -0-

--------
(1) Robert Bogle and Edwin Colodny also served as active non-employee directors during part of 1997. Messrs. Bogle and Colodny received $1,434 and $6,675, respectively, in travel benefits under this program while they were active and, in the case of Mr. Bogle, for the year following the completion of his service and, in the case of Mr. Colodny, as a retired director.

EXECUTIVE OFFICERS

  The named executive officers of the Company are: Stephen M. Wolf, Chairman and Chief Executive Officer of the Company and US Airways; Rakesh Gangwal, President and Chief Operating Officer of the Company and US Airways; John R. Long III, Executive Vice President--Human Resources of US Airways; Lawrence M. Nagin, Executive Vice President--Corporate Affairs and General Counsel of the Company and US Airways; and John W. Harper, former Senior Vice President-- Finance and Chief Financial Officer of the Company and US Airways. Messrs. Wolf, Gangwal and Nagin joined the Company in early 1996. Mr. Harper retired from the Company in January of 1998.

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to each individual who served as the Chief Executive Officer during any portion of the last fiscal year and the four remaining most highly compensated executive officers of the Company (including its subsidiaries).

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                          -----------------------------------   --------------------------
                                                    OTHER
   NAME AND PRINCIPAL                               ANNUAL      RESTRICTED STOCK              ALL OTHER
        POSITION          YEAR  SALARY  BONUS(A) COMPENSATION      AWARDS(G)      OPTIONS  COMPENSATION(M)
   ------------------     ---- -------- -------- ------------   ---------------- --------- ---------------
Stephen M. Wolf.........  1997 $500,000 $500,000  $  176,188(B)    $1,920,000(H)         0    $ 323,857
 Chairman of the Board    1996 $451,923 $500,000  $  145,962(B)    $5,118,750(H) 1,300,000    $  74,337
 and Chief Executive      1995       --       --          --               --           --           --
 Officer
Rakesh Gangwal..........  1997 $428,846 $429,000  $   26,087(C)    $1,200,000(I)         0    $  77,445
 President and Chief      1996 $330,769 $400,000  $1,948,882(C)    $4,281,250(I)   850,000    $  89,704
 Operating Officer        1995       --       --          --               --           --           --
Lawrence M. Nagin.......  1997 $351,538 $387,000  $   17,418(D)    $        0       45,000    $  95,442
 Executive Vice           1996 $292,923 $513,000  $    2,400(D)    $  787,500(J)   225,000    $  89,265
 President--Corporate     1995       --       --          --               --           --           --
 Affairs and General
 Counsel
John R. Long, III.......  1997 $340,000 $340,000  $   12,654(E)    $        0       45,000    $  78,227
 Executive Vice           1996 $329,654 $238,000  $    6,687(E)    $        0            0    $ 255,914(N)
 President--
 Human Resources          1995 $275,000 $ 81,813  $   21,847(E)    $  223,125(K)         0    $  62,328(N)
John W. Harper..........  1997 $295,000 $      0  $    1,962(F)    $        0       35,000    $  80,074
 Former Senior Vice       1996 $293,269 $154,875  $      492(F)    $        0            0    $  99,355(N)
 President--Finance and   1995 $250,000 $ 63,750  $      172(F)    $  127,500(L)         0    $  60,588(N)
 Chief Financial Officer

--------
(A) Incentive awards reflected for the years 1997, 1996 and 1995 were earned in 1997, 1996 and 1995 but paid in 1998, 1997 and 1996, respectively. The 1996 incentive award reflected for Mr. Nagin includes a $275,000 signing bonus paid in 1996.
(B) Amount disclosed for 1997 includes $75,000 in living expenses reimbursed for 1997 and $62,975 paid for tax liability on such amount, $25,000 paid for tax and financial planning services for 1997, $12,000 paid for automobile expenses, and $1,213 in income and tax liability payments related to personal travel on US Airways. Amount disclosed for 1996 includes $70,902 in living expenses reimbursed for 1996, $59,535 paid for tax liability on such amount, and $15,525 paid for tax and financial planning services for 1996.
(C) Amount disclosed for 1997 includes $18,799 paid for automobile expenses and $7,288 in income and tax liability payments related to personal travel on US Airways. Amount disclosed for 1996 includes $13,752 paid for automobile expenses and $1,935,130 paid to establish a $1 million (after-tax) deferred annuity, payable to Mr. Gangwal at retirement or severance.
(D) Amount disclosed for 1997 includes $6,000 for automobile expenses, $4,200 paid for tax and financial planning services, and $7,218 in income and tax liability payments related to 1997 personal travel on US Airways (paid in 1998 for 1997). Amount disclosed for 1996 was paid for tax and financial planning services.
(E) Amount disclosed for 1997 includes $6,000 for automobile expenses, and $6,654 in income and tax liability payments related to personal travel on US Airways. Amount disclosed for 1996 was income and tax liability payments related to personal travel on US Airways. Amount disclosed for 1995 includes $16,870 in tax liability payments related to income derived from the lapsing of restrictions on previously granted Restricted Stock and $4,977 in income and tax liability payments related to personal travel on US Airways.
(F) Amount disclosed for each year reflects income and tax liability payments related to personal travel on US Airways.
(G) The aggregate number of shares of Restricted Stock held by each of Messrs. Wolf, Gangwal, Nagin, Long and Harper on December 31, 1997, and the respective value of such shares based on the fair market value of the stock on such date ($61.3125) were, respectively: Mr. Wolf--323,750 shares, $19,849,922; Mr. Gangwal--200,000 shares, $12,262,500; Mr. Nagin--
    30,000 shares, $1,839,375; Mr. Long--7,000 shares, $429,188; and Mr.
    Harper--4,000 shares, $245,250.
(H) Amount disclosed for 1997 reflects an award of 80,000 shares of Restricted Stock effective April 1, 1997, vesting on April 1, 2001, based on the closing price ($24.00) on the grant date. Amount disclosed for 1996 reflects an award of 325,000 shares of Restricted Stock, effective January 22, 1996, vesting ratably on each of the four anniversaries of the grant date, based on the closing price ($15.75) on the grant date.

(I) Amount disclosed for 1997 reflects an award of 50,000 shares of Restricted Stock effective April 1, 1997, vesting on April 1, 2001, based on the closing price ($24.00) on the grant date. Amount disclosed for 1996 reflects an award of 250,000 shares of Restricted Stock, effective February 19, 1996, vesting 20% on each of February 19, 1996 and the four succeeding anniversaries of the grant date, based on the closing price ($17.125) on the grant date.
(J) Amount disclosed reflects an award of 50,000 shares of Restricted Stock, effective February 6, 1996, vesting 20% on each of February 6, 1996 and the four succeeding anniversaries of the grant date, based on the closing price ($15.75) on the grant date.
(K) Amount disclosed reflects an award of 17,500 shares of Restricted Stock, effective November 28, 1995, vesting 30%, 30% and 40% on each of the first three anniversaries of the grant date, based on the closing price ($12.75) on the grant date.
(L) Amount disclosed reflects an award of 10,000 shares of Restricted Stock, effective November 28, 1995, vesting 30%, 30% and 40% on each of the first three anniversaries of the grant date, based on the closing price ($12.75) on the grant date.
(M) As further described herein, amounts disclosed include the value of benefits under the US Airways officer split dollar life insurance program, contributions to the defined contribution pension plans, and moving expense payments. Under the split dollar life insurance plan of US Airways, individual life insurance coverage is available to the executive officers, with US Airways paying the premium associated with this coverage. Based on life expectancy and other assumptions, US Airways expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued in 1997, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the executives, plus the dollar value of premiums paid by US Airways with respect to the insurance:
    Mr. Wolf--$53,816, Mr. Gangwal--$26,972, Mr. Nagin--$43,344, Mr. Long--
    $29,827, and Mr. Harper--$34,204. During 1997, US Airways made contributions to the accounts of Messrs. Wolf, Gangwal, Nagin, Long and Harper, in certain defined contribution pension plans, in the following amounts, respectively: $101,316, $50,473, $52,098, $48,400, $45,870.
    During 1997, US Airways also paid $168,724 in moving expenses to Mr. Wolf.
(N) Amounts include profit sharing payments in 1996 and 1997 for fiscal years 1995 and 1996 attributable to pay reductions in 1991 and 1992 in the following amounts: 1995, Mr. Long--$30,861 and Mr. Harper--$22,767; 1996, Mr. Long--$81,754 and Mr. Harper--$60,310.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on stock option grants in 1997 to the named executive officers.

                                          PERCENT OF TOTAL
                         NUMBER OF SHARES OPTIONS GRANTED  EXERCISE               GRANT DATE
                            UNDERLYING      TO EMPLOYEES   OR BASE  EXPIRATION PRESENT VALUE(1)
          NAME            OPTION GRANTED      IN 1997       PRICE      DATE           $
          ----           ---------------- ---------------- -------- ---------- ----------------
Stephen M. Wolf.........           0            0.0%           --        --             --
Rakesh Gangwal..........           0            0.0%           --        --             --
Lawrence M. Nagin.......      45,000            5.0%       $25.375   4/25/07       $801,450
John R. Long III........      45,000            5.0%       $25.375   4/25/07       $801,450
John W. Harper..........      35,000            3.9%       $25.375   4/25/07       $623,350

--------
(1) The Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's projected volatility, the expected exercise period of the option, interest rates and the vesting features of the option. The following assumptions were used in determining the values under the Black-Scholes model: (i) risk-free rate of return: 6.95%, (ii) expected stock price volatility: 49.39%, (iii) exercise period of 10 years, and (iv) dividend yield: 0.00%. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 1997. The unexercised options held by all of the officers were in-the-money based on the fair market value of the Common Stock on December 31, 1997 ($61.3125).

                                                                                          VALUE OF
                                                                NUMBER OF                UNEXERCISED
                                                               UNEXERCISED              IN-THE-MONEY
                                                            OPTIONS/SAR'S AT          OPTIONS/SAR'S AT
                                                              YEAR END (#)              YEAR-END ($)
                         SHARES ACQUIRED VALUE REALIZED ------------------------- -------------------------
    NAME                   ON EXERCISE         $        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
    ----                 --------------- -------------- ----------- ------------- ----------- -------------
Stephen M. Wolf.........          0        $        0    1,075,000     225,000    $52,809,375  $11,053,125
Rakesh Gangwal..........          0        $        0      340,000     510,000    $15,788,750  $23,683,125
Lawrence M. Nagin.......          0        $        0       90,000     180,000    $ 4,179,376  $ 7,886,250
John R. Long III........     25,000        $  690,875       60,000      45,000    $ 2,373,750  $ 1,617,188
John W. Harper..........     61,000        $1,411,000            0      35,000    $         0  $ 1,257,813

RETIREMENT BENEFITS

  Currently, US Airways maintains a defined contribution plan retirement program comprised of (i) a money purchase pension plan where contributions are based on a percentage of compensation and is age-weighted, (ii) a 401(k) savings plan with a Company match, and (iii) a profit sharing plan. This retirement program is an individual account program and amounts contributed to each named executive's account are included in the Summary Compensation Table above.

  Prior to 1992, US Airways' retirement plan (the "Retirement Plan") for its salaried employees was comprised of two qualified plans--(1) the primary plan, a defined benefit plan; and (2) the secondary plan, a target benefit defined contribution plan. The Retirement Plan was designed so that the two plans, when aggregated, would provide noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. The primary plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. US Airways' contributions to the primary plan are not allocated to the account of any particular employee. Under the secondary plan, contributions are made to individual employee accounts to the extent allowable under the limits of the Internal Revenue Code ("Code") when such employee's benefit produced under the formula in the primary plan exceeds the benefit payable under the primary plan due to the limits on defined benefit plans under the Code. US Airway's contributions to the secondary plan are allocated to individual employees' accounts. During 1997, no contributions were made to any executive officer's account.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65, however, the Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers hired prior to December 31, 1991 participated in the Retirement Plan on the same basis as other employees of US Airways. The Retirement Plan was frozen on December 31, 1991, and there have been no benefit accruals under the primary or secondary plan since that date.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. US Airways has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by US Airways. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. Mr. Long is currently the only executive officer entitled to receive retirement benefits under this supplemental plan.

  The following table presents the noncontributory benefits payable per year for life to employees under the frozen Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

                                      NONCONTRIBUTORY PENSION BASED ON YEARS OF
 FNAL EARNINGSI                                        SERVICE
 A DEFINED INS                       --------------------------------------------
   THE PLAN                          10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS
--------------                       -------- -------- -------- -------- --------
  $ 100,000......................... $ 19,169 $ 28,753 $ 38,338 $ 47,922 $ 52,922
    200,000......................... $ 43,169 $ 64,753 $ 86,338 $107,922 $117,922
    300,000......................... $ 67,169 $100,753 $134,338 $187,922 $182,922
    400,000......................... $ 91,169 $136,753 $182,338 $227,922 $247,922
    500,000......................... $115,169 $172,753 $230,338 $287,922 $312,922
    600,000......................... $139,169 $208,753 $278,338 $347,922 $377,922
    700,000......................... $163,169 $244,753 $326,338 $407,922 $442,922
    800,000......................... $187,169 $280,753 $374,338 $467,922 $507,922
    900,000......................... $211,169 $316,753 $422,338 $527,922 $572,922
  1,000,000......................... $235,169 $352,753 $470,338 $587,922 $637,922

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table. The credited years of service under the Retirement Plan through the date of freezing of the plan (December 31, 1991) for each of the individuals included in the Summary Compensation Table are as follows: Messrs. Wolf, Gangwal, Nagin and Harper--none, and
Mr. Long--16 years.

  US Airways has entered into agreements with Messrs. Wolf, Gangwal, Nagin, Long and Harper which provide for a supplement to their accrued retirement benefits under the Retirement Plan. The supplements are designed to provide such persons with the benefits they would have received had they been employed by US Airways for the number of years to be entitled to full retirement benefits under the Retirement Plan (as if the Retirement Plan had not been frozen). The benefits under the supplemental retirement arrangements are based on base salary and assumed maximum bonus for Messrs. Wolf and Gangwal, base salary and assumed target bonus for Mr. Nagin, and base salary and actual bonus paid for Messrs. Long and Harper. These benefits are subject to an offset for benefits payable under the tax-qualified and non-qualified defined contribution plan retirement program. The credited years of service under these supplemental arrangements for each of the individuals included in the Summary Compensation Table are as follows: Mr. Wolf-30 years, Mr. Gangwal-10 years, Mr. Nagin-8 years, Mr. Long-16 years and Mr. Harper--19 years.

EMPLOYMENT ARRANGEMENTS

  Under his employment arrangements with US Airways, Mr. Wolf is entitled to an annual base salary of not less than $500,000. In addition, Mr. Wolf is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Under the plan, Mr. Wolf may receive a bonus of 100% of annual base salary for target results, which may be increased for results in excess of the target up to a maximum bonus of 200% of base salary.

  Under his employment agreement with US Airways, Mr. Gangwal is entitled to an annual base salary of not less than $450,000. In addition, Mr. Gangwal is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Mr. Gangwal may receive a bonus of 70% of his annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 140% of his base salary.

  Under their employment arrangements with US Airways, Messrs. Nagin and Long are entitled to annual base salaries of not less than $360,000 and $340,000, respectively. Both Mr. Nagin and Mr. Long are eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Messrs. Nagin and Long may receive a bonus of 55% of their annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 110% of their base salaries.

  Under the terms of the Incentive Compensation Plan, bonus eligibility for the executive officers will be based on performance criteria to be established by the Human Resources Committee or payable at the Committee's descretion, if they believe performance and circumstances are appropriate for such payment. The Committee retains the discretion to pay a bonus above the maximum percentage established, if they believe performance warrants such payment.

  In connection with their employment arrangements, each of Messrs. Wolf, Gangwal and Nagin also received relocation assistance and tax reimbursement related thereto and became entitled to reimbursement of fees for certain tax and financial planning advice. Each of Messr. Wolf's, Gangwal's and Nagin's stock options and Restricted Stock and benefits under the supplemental retirement agreement will vest immediately upon a change-of-control, a termination of employment without cause or upon resignation for good reason.

  Mr. Harper's employment agreement terminated pursuant to its terms effective with his retirement in January of 1998.

ARRANGEMENTS CONCERNING TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

  US Airways currently has employment contracts (the "Employment Contracts") with the executive officers (the "Executives") named in the Summary Compensation Table who remain employees of the Company. The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof for Mr. Wolf, and the third anniversary thereof for Messrs. Gangwal, Nagin, and Long, or the Executive's normal retirement date, and are subject to automatic one-year annual extensions on each anniversary date unless advance written notice is given by US Airways. In exchange for each Executive's commitment to devote his full business efforts to US Airways, the agreements provide that each Executive will be re-elected to a responsible executive position with duties substantially similar to those in effect during the prior year and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth or third anniversary, as applicable, of the change of control date or the Executive's normal retirement date.

  The Employment Contracts provide that, should US Airways or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to US Airways to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, US Airways or its successor would be required to pay the Executive a lump sum equal to (i) his annual base salary for the then remaining term of the Employment Contract, in the case of Mr. Wolf, or (ii) three years' base salary in the case of Messrs. Gangwal, Nagin and Long, and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus, (ii) a lump sum equal to the actuarial equivalent of the pension benefits which the Executive would have received had he remained employed by US Airways until the end of the term of the Employment Contract, (iii) medical benefits until such time as the Executive qualifies for group medical benefits from another employer, (iv) travel benefits for the Executive's life, and (v) continuation of certain other benefits during the remainder of the term of the Employment Contract. In addition, in the case of Messrs. Wolf, Gangwal and Nagin, during the 30-day period immediately following the first anniversary of a change of control they could elect to terminate their Employment Contracts for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that the Executive shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, the Executive would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

  In consideration of Mr. Harper's agreement to provide reasonable transition assistance prior to his retirement, the Company agreed to provide Mr. Harper with severance benefits including (1) one year's base salary, (2) one year's additional service under his supplemental retirement arrangement, and (3) the vesting of 7,000 stock options on March 25, 1998.

  Currently, under the Company's 1996 Stock Incentive Plan (the "1996 Plan"), pursuant to which employees of the Company and its subsidiaries have been awarded stock options with respect to Common Stock and shares of Restricted Stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof, and under certain circumstances, would cause shares of Restricted Stock to vest. In addition, grantees would be able, during the 60-day period immediately following a change of control, to surrender all unexercised stock options under the Plans to the Company for a cash payment equal to, in the case of options not issued in tandem with stock appreciation rights, the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options or, in the case of options issued in tandem with stock appreciation rights, the positive value of such stock appreciation rights.

  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S OR US AIRWAYS' FILINGS UNDER THE SECURITIES ACT, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INCORPORATES BY REFERENCE THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table. This report describes the policies and approach of the Committee in establishing executive compensation during 1997.

COMMITTEE APPROACH TO COMPENSATION

  In determining the principal components of executive compensation, the Committee, in consultation with the Executive Vice President--Human Resources and an independent compensation consultant, considers the following factors:
(a) Company performance, both year over year and in comparison to other companies; (b) the individual performance of the executive; (c) comparative compensation studies; (d) historical compensation levels at the Company; and
(e) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management.

  The Committee reviews the compensation levels for peer-level positions of premier companies of similar size to the Company, as well as at other major domestic passenger airlines, including, but not limited to, Delta Air Lines, Inc. ("Delta"), United Air Lines ("United"), American Airlines ("American"), and Northwest Airlines, Inc. ("Northwest"). Three of these airlines are included in the S & P Airline Index used in the Performance Graph.

COMPONENTS OF EXECUTIVE COMPENSATION

  Base Salary. Generally, the Committee reviews compensation survey data and total compensation is targeted between the median and upper end of the comparison range. However, given the historical financial difficulties of the Company during 1990 through 1994 and the ongoing issues to reduce its business costs to compete with low fare competitors, the Committee targeted base salary for the named executive officers in the lower to median end of the comparison range and targeted median to above average end for stock awards. Base salaries are reviewed annually, in connection with promotions and when responsibilities for the position are changed.

  The Chief Executive Officer's base salary was established in 1996 when he first joined the Company. As stated above, the Chief Executive Officer's base salary was set at the lower end of the comparison range. Mr. Wolf's base salary has not been increased since then and it remains lower than the base salaries for the chief executive officers of United, American and Delta.

  Annual Cash Incentive Compensation. The Committee adopted and administers the Incentive Compensation Plan (the "ICP plan"). All officers, including the named executive officers, and certain other key management employees of the Company are eligible to participate in the ICP plan. The ICP plan provides for the payment of both incentive and discretionary awards. The incentive awards are based upon the Company achieving a pre-established performance objective which is set by the Committee annually. The Committee also establishes target percentages for each executive. For the 1996 fiscal year, the Company's results exceeded the objective and the Committee awarded incentive payments to the executive officers ranging from their target percentage up to the maximum percentage.

  During 1997 the Company's compensation consultant conducted a survey of incentive compensation ranges for comparable airline companies as well as general industry companies of comparable revenue size. Based on this survey, the Committee revised the incentive target percentages for executives. The target awards for the executive officers range from 55% of base salary for the Executive Vice Presidents, 70% of base salary for the President, and 100% of base salary for the Chief Executive Officer. If the Company's objective is exceeded, then the incentive award may also be increased up to a maximum amount of double the target percentage, or 110% to 200% of base salary. The Committee retains the discretion to adjust any award based on individual performance. The Committee also retains the discretion to pay a discretionary award in a year when the Company did not achieve its objective or to pay an award in addition to the maximum incentive award when circumstances are appropriate for such discretionary awards.

  For fiscal year 1997, the ICP plan set as the Company's target objective a stated percentage "Operating Margin." The Company achieved its maximum financial objective for 1997 and the Committee awarded payments commensurate with this performance.

  Stock Options. The executive officers of the Company participate in the Company's 1996 Stock Incentive Plan (the "1996 Plan") which is administered by the Committee. The Committee is authorized to grant options under the 1996 Plan at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant. The Committee is also authorized under the terms of the 1996 Plan to grant awards of Restricted Stock. As stated above, the Committee set the long-term incentive compensation for its executive officers at the high end of the comparison range. The Committee believes that granting stock options and Restricted Stock to executive officers aligns the executive's interests more closely with those of the stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company's stock. The Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual and the recommendations of the consultant based on survey data.

  Historically, stock options have generally been granted annually, although this practice was interrupted during 1993 through 1996. In 1996 when the Chief Executive Officer and other executive officers joined the Company, the Committee awarded them sizable grants of stock options and Restricted Stock in part to induce them to join the Company and also as an incentive to build shareholder value. These grants had vesting schedules over a four-year period. Based on the significant improvement in the performance of the Company during 1996 and 1997, the Committee granted Messrs. Wolf and Gangwal additional shares of Restricted Stock in 1997 (with cliff vesting in the year 2001), while Messrs. Nagin, Long and Harper received additional grants of stock options (ratably vesting over a five-year period).

  Although the Committee supports and encourages stock ownership in the Company by its executive officers, it has not promulgated any standards regarding levels of ownership by executive officers.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Code limits the tax deduction of a publicly-held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, the Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company's compensation programs. Some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m). The Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

  This report has been approved by all members of the Committee.

                                          Mathias J. DeVito, Chairman
                                          George J. W. Goodman
                                          John W. Harris
                                          John G. Medlin, Jr.
                                          Raymond W. Smith

                           [LINE GRAPH APPEARS HERE]


  The above graph compares the performance of the Company's Common Stock during the period December 31, 1992 to December 31, 1997 with the S&P 500 Index and the S&P Airline Index during the relevant time period. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Airline Index, at closing prices on December 31, 1992. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The S&P Airline Index consisted of AMR Corporation, Delta Air Lines, Inc., UAL Corporation and the Company until December 31, 1993 and AMR, Delta Air Lines, Inc., Southwest Airlines, Inc. and the Company commencing January 1, 1994.

                      SELECTION OF AUDITORS (ITEM NO. 2)

  The Board of Directors has named KPMG Peat Marwick LLP as independent public accountants to examine the consolidated financial statements of the Company for fiscal year 1998, subject to ratification and approval by the stockholders. KPMG Peat Marwick LLP acted in the same capacity during 1997. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

  Fees for KPMG Peat Marwick LLP's 1997 services will amount to approximately $1,128,000, including $589,000 for the examination of financial statements and issuance of reports in compliance with debt or other agreements relating to annual audited financial statements and $539,000 for limited reviews of interim financial statements, consultation and assistance on accounting, tax, and related matters, services performed in connection with preparation of registration statements and examination of financial statements of employee benefit plans.

PROPOSED AMENDMENT TO THE CORPORATION'S 1996 STOCK INCENTIVE PLAN (ITEM NO. 3)

  At the 1996 annual meeting, the stockholders of the Company approved the adoption of the 1996 Plan. The 1996 Plan covers key employees of the Company and US Airways including executive officers. Since then, of the 3,100,000 shares of Common Stock authorized for issuance under the 1996 Plan, 2,600,000 shares (i) have been issued upon the exercise of stock options, or (ii) have been issued as Restricted Stock, or (iii) are reserved for issuance upon the exercise of stock options. In order to support the Company's long-term incentive compensation programs to attract and retain top quality management, additional shares are needed. Accordingly, the Board of Directors has approved and recommends to stockholders the reservation of an additional 2,000,000 shares of Common Stock for issuance under the 1996 Plan.

  The following is a description of the material terms of the 1996 Plan, and as such is qualified in its entirety by the actual terms of the 1996 Plan, a copy of which is on file with the SEC. The 1996 Plan is administered by the Human Resources Committee. The Committee is composed entirely of directors who are both "disinterested directors" (within the meaning of Section 16 of the Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Code). All key employees (and prospective key employees) of the Company and its subsidiaries are eligible to participate in the 1996 Plan, with the Committee having discretion to determine who qualifies as a key employee and the extent of each key employee's participation in the 1996 Plan. The 1996 Plan may be amended by the Committee.

OPTIONS

  Options granted under the 1996 Plan will be either incentive stock options ("ISOs"), as defined under Section 422 of the Code, or nonstatutory stock options. The purchase price per share of stock for the shares covered by any options will not be less than the fair market value of the Company's Common Stock on the date the option is granted. Options will be exercisable at such times and pursuant to such conditions as are established by the Committee, provided however, that no option will be exercisable more than ten years and one month after it was granted. Payment of the purchase price of any option shall be made in cash or, in whole or in part, in Common Stock of the Company, valued at fair market value on the date of exercise.

  Generally, options may be exercised within six months after termination of employment to the extent of shares then purchasable. If the employment of a holder is terminated for cause, the holder's options shall terminate ten days after such termination of employment. The Committee may extend the time to exercise an option, but not beyond the earlier of three years following termination of employment of the optionee or the option's expiration date.

  If, prior to the 1996 Plan's termination, any option should terminate for any reason without having been exercised in full, the unpurchased shares shall again become available for awards under the 1996 Plan. The proceeds of the sale of stock under the 1996 Plan will constitute general funds of the Company.

RESTRICTED STOCK

  All Restricted Stock awarded under the 1996 Plan will be subject to an award agreement, the terms and conditions of which shall be established by the Chief Executive Officer from time to time. Each award agreement shall establish with respect to the shares awarded to each grantee a "Restricted Period." The Restricted Period may differ among the grantees and have different expiration dates with respect to portions of shares of Restricted Stock covered by the same award. Restricted Stock awarded to grantees may not be sold, encumbered or otherwise transferred during the Restricted Period and, except as otherwise provided by the Committee, the shares of Restricted Stock of a grantee who terminates employment during the Restricted Period with respect thereto shall be forfeited. Except for such restrictions, however, a grantee will have all of the rights of a stockholder of the Company including, but not limited to, the right to receive any dividends and the right to vote such shares. Any shares awarded as Restricted Stock that are forfeited will thereafter again become available for awards under the 1996 Plan.

TAX LIABILITY

  Subject to the Committee's discretion, agreements between the Company and grantees in connection with awards of options or Restricted Stock may provide for the payment by the Company of a supplemental cash payment to grantees promptly after the exercise of an option or promptly after the date on which the shares of Restricted Stock awarded are included in the gross income of the grantee under the Code. Such supplemental cash payments, to the extent determined by the Committee, will provide for the payment of such amounts as may be necessary to result in the grantee not having an incremental tax liability as a result of such exercise or inclusion in income.

NEW PLAN BENEFITS

  Since awards under the 1996 Plan are made in the discretion of the Committee, neither the awards that will be made in 1998 nor the awards that would have been made in 1997 had the amendment been in effect are reasonably ascertainable.


FEDERAL INCOME TAX TREATMENT

  The following discussion of certain relevant federal income tax effects applicable to options and Restricted Stock granted under the 1996 Plan is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevent federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

  In general, an optionee will not be subject to tax at the time a nonstatutory stock option is granted. Upon exercise of a nonstatutory stock option where the exercise price is paid in cash, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the optionee.

  The Company generally will be entitled to a deduction in the amount of an optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a nonstatutory stock option. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a nonstatutory stock option.

  The grant of an ISO does not result in taxable income to an optionee for federal income tax purposes, nor is an optionee required to recognize income upon the exercise of an ISO. The holder may, however, be subject to an alternative minimum tax in certain instances upon exercise of an ISO. If the holder of an ISO does not dispose of the stock purchased under such an option within two years following the date the option was granted, and holds the stock so acquired for at least one year, the difference between the sale price and the option price will be taxed to the optionee as long-term capital gain, rather than as ordinary income. If an optionee disposes of the stock within either the two-year period or one year-period referred to above, the tax consequences will be the same as those described above with respect to nonstatutory stock options.

  The corporation is not entitled to any tax deduction in connection with the grant or exercise of an ISO. However, if the optionee disposes of his stock within the holding periods described above, the Company may be entitled to a tax deduction for the amount of ordinary income, if any, realized by the optionee.

  In the case of an award of Restricted Stock, a grantee generally will not be taxed upon the grant of such an award but, rather, will recognize ordinary income in an amount equal to the fair market value value of the Common Stock at the time the shares are no longer subject to a substantial risk of forfeiture, as defined in the Code. The Company generally will be entitled to a tax deduction at the time and to the extent that income is recognized by such grantee.

  On March 25, 1998, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape was $72.563 per share.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE 1996 PLAN.

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL RELATING TO THE ANNUAL MEETING DATE (ITEM NO. 4)

  Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 250 shares of Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote.

  "RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the second Wednesday in June."

SUPPORTING STATEMENT OF THE PROPONENT

  Recently the annual Meeting was held on a date where other major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet. The 1997 date was on the SAME date as two major competitors--AMR and United.

  If you AGREE, please mark your proxy FOR this resolution.

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company's by-laws presently provide that the annual meeting of stockholders be held on the fourth Wednesday in May or at such other date as may be designated by the Board of Directors. The Company encourages all stockholders to attend the meeting in person if possible but recognizes that, due to the large number of stockholders involved, any date selected may be convenient for some stockholders and present a conflict for others. The Board of Directors believes that it is in the best interests of the Company and its stockholders to retain the flexibility provided in the by-laws and not be limited to the annual meeting date specified in the proposal.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 4)

STOCKHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING (ITEM NO. 5)

  The New York City Police Pension Fund, One Centre Street, New York, New York 10007-2341, which owns 59,655 shares of Common Stock, has advised the Company of its intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote.

  "RESOLVED, that the shareholders of the Company request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Company."

SUPPORTING STATEMENT OF THE PROPONENT

  The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

  Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

  Strong support was shown at the last annual meeting when 35.6% of the votes were cast in favor of this proposal.

  It is our belief that shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our Company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Company to have access to the vote of its shareholders without their specific consent.

  Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

  We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

  We hope that you would agree and vote FOR this proposal.

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Board of Directors believes that approval of the stockholder resolution would limit the Company's ability to communicate with its stockholders and urges stockholders to vote against the resolution.

  For more than twenty years the Company has used an independent tabulator and inspector of election and has no plans to discontinue this practice. The proponent's resolution would have no effect on the Company's practice in this regard. However, the Company is opposed to a requirement that balloting be confidential.

  In recent years the SEC has amended its proxy rules to improve communications between corporations and beneficial owners. Confidential voting is inconsistent with open communications. In the interest of promoting an open dialogue with its stockholders, the Company believes it should be able to communicate with its stockholders as permitted under the proxy rules without the impediments that confidential voting would impose. The proponent acknowledges that the Company has not coerced its stockholders and that it complies with current Federal and state proxy regulations in its communications with stockholders.

  The Company also believes that cutting off its access to voting results would interfere with the vote gathering and tabulation process. The Company is responsible for, among other things, soliciting votes to obtain a quorum, pursuing proxies that are missing in the mails and helping to resolve voting ambiguities. Currently, almost 90% of the Common Stock is held in the names of nominees. The tabulating process has become increasingly cumbersome as ownership has been layered through the use of depositories, nominees and "street names." The addition of a further layer of secrecy would, in the Company's view, only make the process more cumbersome and costly. To the extent the Company cannot participate and clarify voting ambiguities, shares may not be voted and stockholders may be disenfranchised.

  In summary, the Company believes that confidential voting would impair stockholder communications and would not serve any useful purpose.

  This proposal was rejected by the shareholders last year by a vote of 64.4% against.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 5).

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

                     COST AND METHOD OF PROXY SOLICITATION

  Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and US Airways may solicit proxies by telephone or in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

     DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 1999 annual meeting of stockholders, expected to be held in late May 1999, must be received at the Company's principal executive offices by January 23, 1999.

                                          By Order of the Board of Directors,


                                                  Michelle V. Bryan
                                                     Secretary

March 31, 1998

                            Detach Proxy Card Here
--------------------------------------------------------------------------------

                            US AIRWAYS GROUP, INC.
                                     PROXY
  Proxy Solicited on Behalf of The Board of Directors for Annual Meeting of
                         Stockholders on May 20, 1998

   The undersigned hereby appoints M.V. Bryan and L.M. Nagin, and each of them, proxies (each with power of substitution) of the undersigned to attend the above annual meeting of stockholders of US Airways Group, Inc. and any adjournment thereof and thereat to vote all shares of stock held by the undersigned, as specified on the reverse side, and on any other matters that may properly come before said meeting.

   For those participants who may hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan or the Supplemental Retirement Plan of Piedmont Aviation, Inc. (collectively, the "Plans"), please fill in and sign this card and mail it in time to be received no later than May 14, 1998, in order to be voted in a timely manner by the administrator of the Plans, Fidelity Management Trust Company (the "Administrator"). After May 14, 1998, the instructions cannot be revoked and, in accordance with the Plans, you may not vote these shares in person at the meeting. The Administrator is authorized to vote the Plan shares for which instructions have been given upon such other business as may come before the meeting. The Bank of New York will tally the votes on behalf of the Administrator.

               THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.


                                              US AIRWAYS GROUP, INC.
                                              P.O. BOX 11130
                                              NEW YORK, NY 10203-0130




Comments:
         ---------------------------------------

------------------------------------------------
--------------------------------------------------------------------------------

                            Detach Proxy Card Here
--------------------------------------------------------------------------------

     --------

     --------

BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5.

1. Election of Director Nominees:  M.J. DeVito, R. Gangwal, G.J.W. Goodman,
                                   J.W. Harris, E.A. Horrigan, Jr.,
                                   R.L. Johnson, R. LeBuhn, J.G. Medlin, Jr.,
                                   H.M. Merriman, R.W. Smith, S.M. Wolf.

FOR all nominees         WITHHOLD AUTHORITY              *EXCEPTIONS
listed above       [X]   to vote for all nominees  [X]                 [X]
                         listed above

(INSTRUCTIONS: To vote for all nominees other than certain specified nominees, mark the "Exceptions" box and write the nominee's name in the space provided below.)
*Exceptions
           ---------------------------------------------------------------------

2. Approval of the selection        FOR    [X]   AGAINST   [X]   ABSTAIN    [X]
   of KPMG Peat Marwick L.L.P as
   auditors.

3. Approval of an amendment to      FOR    [X]   AGAINST   [X]   ABSTAIN    [X]
   the US Airways Group, Inc.
   1996 Stock Incentive Plan.

--------------------------------------------------------------------------------

4. Stockholder proposal             FOR    [X]   AGAINST   [X]   ABSTAIN    [X]
   concerning the date of the
   annual meeting.

5. Stockholder proposal             FOR    [X]   AGAINST   [X]   ABSTAIN    [X]
   concerning confidential
   voting.

                                                 Change of Address and/or
                                                 Comments Mark Here         [X]

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                                   Signature

--------------------------------------------------------------------------------
                                   Signature

Dated: ___________________________________________________________________, 1998

             Votes MUST be indicated (x) in Black or Blue ink. [X]